Exhibit 99.1

ONCOTHYREON REPORTS SECOND QUARTER 2009
FINANCIAL RESULTS

SEATTLE, WASHINGTON - August 12, 2009 - Oncothyreon Inc. (NASDAQ: ONTY) (TSX: ONY) today reported a net loss of $6.3 million, or $0.30 per basic and diluted share, for the three months ended June 30, 2009, compared with a net loss of $4.9 million, or $0.25 per basic and diluted share, for the comparable period in 2008. Oncothyreon recorded a non-cash charge of $2.5 million in the three months ended June 30, 2009 for the change in the fair value of warrants issued in connection with its May 2009 securities offering. The increase in net loss for the three-month period was primarily the result of this non-cash charge and a decrease in revenue described below, partially offset by decreased operating expenses.

Oncothyreon reported a net loss of $8.8 million, or $0.43 per basic and diluted share, for the six months ended June 30, 2009, compared with a net loss of $10.1 million, or $0.51 per basic and diluted share, for the comparable period in 2008.  The decrease in net loss for the six-month period was primarily the result of the transfer of manufacturing activities for Stimuvax® to Merck KGaA in December 2008, which resulted in a decrease of combined research and development and manufacturing expenses partially offset by a decrease in both contract manufacturing and licensing revenue from collaborative agreements and the non-cash charge discussed above.

Total revenue was $31,000 and $35,000, respectively, for the three and six months ended June 30, 2009, compared to $1.2 million and $3.2 million for the same periods in 2008.  The decrease in revenue was primarily the result of the transfer of manufacturing of Stimuvax to Merck KGaA in December 2008.

Total expenses for the three and six months ended June 30, 2009 were $6.4 million and $8.8 million respectively, compared with $6.1 million and $13.2 million for the comparable periods in 2008. Combined research and development and manufacturing expenses decreased to $2.0 million for the three months ended June 30, 2009 from $3.4 million for the three months ended June 30, 2008, and to $2.7 million from $7.8 million for the six month periods, primarily as the result of the cessation of manufacturing activities for Stimuvax and the transfer of our Edmonton, Alberta facility to Merck KGaA.  General and administrative expenses decreased to $1.7 million in the three months ended June 30, 2009 from $2.7 million in the three months ended June 30, 2008.  General and administrative expenses decreased to $3.5 million in the first six months of 2009 from $5.4 million in the first six months of 2008, primarily as a result of expenses in 2008 related to Oncothyreon’s reincorporation in the United States and of fewer personnel in 2009.  Decreases in operating expenses were offset by the $2.5 million non-cash charge discussed earlier.

As of June 30, 2009, Oncothyreon's cash and cash equivalents were $22.7 million, compared to $19.2 million at the end of 2008, an increase of $3.5 million, or 18.2 percent. Major contributors to the net change included net proceeds of $10.1 million from the sale of 3,878,993 shares of Oncothyreon’s common stock and warrants to purchase 2,909,244 shares of Oncothyreon’s common stock, offset by $6.5 million used in operations in the first six months of 2009.

On August 7, 2009, subsequent to the period covered by this release, Oncothyreon closed the sale of approximately 2.28 million shares of its common stock and warrants to purchase approximately 684,000 shares of its common stock for net proceeds of approximately $14 million.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2009 are expected to be substantially less than in 2008, primarily as a result of transferring manufacturing and process development activities for Stimuvax to Merck KGaA and of the previously announced plan to restrict development activities to PX-478 and PX-866. Oncothyreon currently expects cash used in operations in 2009 to be approximately $12 million.

Oncothyreon Highlights for 2009

Oncothyreon’s corporate highlights for the year 2009 to date include the following:

•
Expansion of the Phase 3 development program for Stimuvax with the initiation of the STRIDE trial in hormone receptor-positive, locally advanced, recurrent or metastatic breast cancer by Oncothyreon’s partner Merck KGaA.  Stimuvax is also being studied in the Phase 3 START trial in non-small cell lung cancer (NSCLC).

•
Presentation of long-term data for Stimuvax in NSCLC at the International Association for the Study of Lung Cancer's 13th World Conference on Lung Cancer.  The data involved 16 patients who received treatment with Stimuvax for between 2 and 8.2 years as part of the Phase 2b trial in patients with stage IIIb/IV NSCLC. As of the time of data analysis in April 2009, 10 of the 16 studied patients were alive without evidence of disease progression, of whom eight continued to receive therapy with Stimuvax after 6.3 to 8.2 years. The remaining two living patients discontinued Stimuvax therapy after 2.4 and 5.8 years, respectively, and were without evidence of disease progression.

•
Presentation of preliminary results from the Phase 1 trial of PX-866, an inhibitor of PI-3 kinase, at the American Society of Clinical Oncology.  The data demonstrated inhibition of PI-3 kinase activity at low doses, as well as stabilization of disease in six of 24 patients with previously progressive disease in the early dose cohorts in this ongoing dose escalation trial.

•
Improvement of Oncothyreon’s financial position with the completion of two offerings of units consisting of shares of common stock and warrants, which generated  combined net proceeds to Oncothyreon of approximately $24 million.

•
Strengthening of Oncothyreon’s senior management team with the addition of Scott Peterson, Ph.D, as Vice President, Research and Development, and Diana Hausman, M.D., as Vice President, Clinical Development.

Conference Call and Webcast

Oncothyreon's management will discuss the Company's second quarter 2009 financial results and provide a business update during a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today, Wednesday, August 12, 2009. To listen to a webcast of the discussion, visit www.oncothyreon.com.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon's investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com

Oncothyreon Inc.

Consolidated Statements of Operations and Other Comprehensive Loss Data
(in thousands except per share amounts)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008

Revenue
Contract manufacturing	-	802	-	2,520
Licensing revenue from collaborative agreements	4	350	8	652
Licensing, royalties and other revenue	27	-	27	-
	31	1,152	35	3,172

Expenses
Research and development	1,995	2,726	2,675	5,034
Manufacturing	-	646	-	2,726
General and administrative	1,745	2,661	3,496	5,364
Amortization	67	103	132	206
Investment and other income	54	(68)	34	(128)
Change in fair value of warrant liability	2,502	-	2,502	-
	6,363	6,068	8,839	13,202
Net loss	(6,332)	(4,916)	(8,804)	(10,030)
Other comprehensive income (loss)	-	72	-	(31)
Comprehensive net loss	$(6,332)	$(4,844)	$(8,804)	$(10,061)
Basic and diluted loss per share	$(0.30)	$(0.25)	$(0.43)	$(0.51)
Weighted average number of common shares outstanding	20,984	19.492	20,243	19.489

Oncothyreon Inc.

Consolidated Balance Sheets Data
(in thousands)
(unaudited)

	June 30, 2009	December 31, 2008

Cash, cash equivalents and short term investments	$22,706	$19,166
Total assets	$28,110	$24,971
Total long-term liabilities	$7,105	$393
Stockholders’ equity	$18,549	$20,717
Common shares outstanding	23,371	19,492